Exhibit 16 - Page 1 of 1



ERNST & YOUNG LLP       Suite 1100                          Phone:  415 248 2000
                        550 California Street               Fax:    415 248 2100
                        San Francisco, California 94104


June 19, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 16, 1997 of Phoenix Leasing Cash Distribution Fund III, a California Limited Partnership, and are in agreement with the statements contained in the first three paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                          ERNST & YOUNG LLP






       Ernst & Young LLP is a member of Ernst & Young International, Ltd.